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                                  EX-99-B.8.12

                         AMENDMENT TO SERVICE AGREEMENT

         This Amendment to Service Agreement, effective as of the 1st day of January, 1997, modifies an agreement entered into by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY ("FIIOC") and AETNA INSURANCE COMPANY OF AMERICA ("Company") as of the 1st day of November, 1995 (the "Agreement").

         WHEREAS, Fidelity now has a third insurance-dedicated mutual fund, Variable Insurance Products Fund III, which the parties are desirous of including in this Agreement; and

         WHEREAS, the parties also desire to make technical amendments to the Agreement;

         NOW, THEREFORE, the parties do hereby agree to amend the Agreement as follows:

         1. The term "Funds" now includes Variable Insurance Products Fund, Variable Insurance Products Fund II, and Variable Insurance Products Fund III.

         2. Paragraph 3 of the Agreement is amended to change the compensation rate from 2 basis points to 4 basis points, and to place a cap on the maximum quarterly payment, by making the following changes:

         (a) Each place that the figure 0.0002 appears, it is hereby replaced with the figure 0.0004, and each place that the words "two basis points" appear they are hereby replaced with "four basis points"; and

         (b) The following language is hereby added to the end of paragraph 3:
"Notwithstanding anything else in this Agreement, the maximum payment to which Company shall be entitled with respect to any calendar quarter or stub period is One Million Dollars ($1,000,000)."

         IN WITNESS WHEREOF, the parties have set their hand as of the date first above written.

         FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By:     /s/ R. E. Dunebar
       ---------------------------------
       R. E. Dunebar
       Executive Vice President

         AETNA INSURANCE COMPANY OF AMERICA

By:    /s/ Laura R. Estes
       ---------------------------------

Name:  Laura R. Estes
       ---------------------------------

Title: Senior Vice President
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